    As filed with the Securities and Exchange Commission on November 4, 2005

                                                            File No. 333-120226

                                  United States
                       Securities and Exchange Commission
                             Washington, D.C. 20549

                                    FORM N-14

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                       Pre-Effective Amendment No.
                       Post-Effective Amendment No. 1

                        (Check appropriate box or boxes)

                            PIONEER SERIES TRUST III

              (on behalf of its series: Pioneer Cullen Value Fund)

               (Exact Name of Registrant as Specified in Charter)

                                 (617) 742-7825
                        (Area Code and Telephone Number)

                  60 State Street, Boston, Massachusetts 02109
 (Address of Principal Executive Offices: Number, Street, City, State, Zip Code)

                            Dorothy E. Bourassa, Esq.
                       Pioneer Investment Management, Inc.
                                 60 State Street
                           Boston, Massachusetts 02109
                     (Name and Address of Agent for Service)

Copies to:   David C. Phelan, Esq.
             Wilmer Cutler Pickering Hale and Dorr LLP
             60 State Street
             Boston, Massachusetts 02109

It is proposed that this filing will become effective immediately upon filing pursuant to paragraph (d) of Rule 462 under the Securities Act of 1933, as amended.

There have been no changes to the Registrant's definitive proxy statement/prospectus on Form N-14 (File No. 333-120226) filed with the Securities and Exchange Commission (the "SEC") on January 25, 2005 (Accession No.0001016964-05-000014)or the statement of additional information as filed with Pre-Effective Amendment No. 1 to the Registrant's Registration Statement on Form N-14 (File No. 333-120226), as filed with the SEC on January 18, 2005 (Accession No.0001016964-05-000008).

                                     PART C

                                OTHER INFORMATION
                             PIONEER SERIES TRUST III
                            (on behalf of its series
                            PIONEER CULLEN VALUE FUND)

ITEM 15. INDEMNIFICATION

No change from the information set forth in Item 25 of the Registrant's most recently filed Registration Statement on Form N-1A under the Securities Act of 1933 and the Investment Company Act of 1940 (File Nos. 333-120144 and 811-21664) as filed with the Securities and Exchange Commission on October 27, 2005 (Accession No. 0001306349-05-000017), which information is incorporated herein by reference.

ITEM 16. EXHIBITS

(1)(a)    Agreement and Declaration of Trust                            (1)

(1)(b)    Certificate of Trust                                          (1)

(2)       By-Laws                                                       (1)

(3)       Not applicable

(4)       Agreement and Plan of Reorganization                          (*)

(5)       Reference is made to Exhibits (1) and (2) hereof

(6)(a)    Management Contract between the Registrant and Pioneer
          Investment Management, Inc.                                   (4)

(6)(b)    Expense Limit Agreement                                       (4)

(6)(c)    Sub-Advisory Agreement between Pioneer Investment
          Management, Inc. and Cullen Capital Management, LLC           (4)

(7)       Underwriting Agreement between the Registrant and
          Pioneer Funds Distributor, Inc.                               (4)

(8)       Not applicable

(9)       Custodian Agreement between the Registrant and Brown Brothers
          Harriman & Co.                                                (2)

(10)(a)   Multiple Class Plan pursuant to Rule 18f-3                    (4)

(10)(b)   Distribution Plan relating to Class A shares                  (4)

(10)(c)   Distribution Plan relating to Class B shares                  (4)

(10)(d)   Distribution Plan relating to Class C shares                  (4)

(10)(e)   Dealer Sales Agreement                                        (4)

(11)      Opinion of Counsel (legality of securities being offered)     (2)

(12)      Opinion as to tax matters and consent                         (*)

(13)(a)   Master Investment Company Service Agreement                   (2)

(13)(b) Administration Agreement Between the Registrant and Pioneer Investment Management, Inc. (formerly Pioneering Management
          Corporation)                                                  (2)

(14)      Consent of Independent Registered Public Accounting Firm      (3)

(15)      Not Applicable

(16)      Power of Attorney                                             (*)

(17)(a)   Code of Ethics                                                (2)

(17)(b)   Form of Proxy Card                                            (*)

(1) Previously filed. Incorporated herein by reference from the exhibits filed with the Registrant's initial Registration Statement on Form N-1A (File Nos. 333-120144; 811-21664) as filed with the Securities and Exchange Commission (the "SEC") on November 1, 2004 (Accession No. 0001016964-04-000435).

(2) Previously filed. Incorporated herein by reference from the exhibits filed with the Registrant's initial Registration Statement on Form N-14 (File No. 333-120226) as filed with the SEC on November 4, 2004 (Accession No. 0001145443-04-00124).

(3) Previously filed. Incorporated herein by reference from the exhibits filed with Pre-Effective Amendment No. 1 to the the Registrant's Registration Statement on Form N-14 (File No.333-120226) as filed with the SEC on January 18, 2005 (Accession No. 0001016964-05-000008).

(4) Previously filed. Incorporated herein by reference from the exhibits filed with Post-Effective Amendment No. 1 to the the Registrant's Registration Statement on Form N-1A (File No.333-120144; 811-21664) as filed with the SEC on October 27, 2005 (Accession No. 0001306349-05-000017).

(*) Filed herewith. The form of agreement and plan of reorganization is attached as Exhibit A to the Registrant'a prospectus/proxy statement.

ITEM 17. UNDERTAKINGS.

(1) The undersigned Registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is part of this Registration Statement by any person or party which is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act of 1933, the reoffering prospectus will contain the information called for by the applicable registration form for the reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The undersigned Registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as part of an amendment to the Registration Statement and will not be used until the amendment is effective, and that, in determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

(3) The undersigned Registrant agrees that it shall file a final executed version of the legal opinion as to tax matters and consent as an exhibit to the subsequent post-effective amendment to its registration statement on Form N-1A filed with the SEC after the comsummation of the reorganization contemplated by this Registration Statement on Form N-14.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form N-14 has been signed on behalf of the Registrant, in the City of Boston and the Commonwealth of Massachusetts, on the 4th day of November, 2005.

                                   Pioneer Series Trust III
                                   on behalf of its series
                                      Pioneer Cullen Value Fund

                                   By: /s/ Osbert M. Hood
                                   ------------------------------------

                                   Osbert M. Hood
                                   Executive Vice President

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

     Signature                        Title                       Date
-----------------------     ---------------------------     ----------------
       *                    Chairman of the Board,          November 4, 2005
-----------------------
John F. Cogan, Jr.          Trustee, and President
                            (Principal Executive Officer)

       *                    Chief Financial Officer and     November 4, 2005
-----------------------     Treasurer (Principal Financial
Vincent Nave                and Accounting Officer)
       *
-----------------------

David R. Bock               Trustee
       *
-----------------------

Mary K. Bush                Trustee
       *
-----------------------

Margaret B. W. Graham       Trustee
       *
-----------------------

/s/ Osbert M. Hood
-----------------------
Osbert M. Hood              Trustee

       *
-----------------------
Marguerite A. Piret         Trustee
       *
-----------------------

Steven K. West              Trustee
       *
-----------------------
John Winthrop               Trustee

*  By:  /s/ Osbert M. Hood                                    November 4, 2005
        -------------------------------------
        Osbert M. Hood, Attorney-in-Fact

                                  EXHIBIT INDEX

The following exhibits are filed as part of this Registration Statement:

Exhibit No.   Description

(4)       Agreement and Plan of Reorganization

(12)      Opinion as to tax matters and consent
